As filed with the Securities and Exchange Commission on September 27, 2011

Registration No. 033-61381

Registration No. 333-09957

Registration No. 333-36733

Registration No. 333-48424

Registration No. 333-63614

Registration No. 333-109348

Registration No. 333-119963

Registration No. 333-129585

Registration No. 333-146600

Registration No. 333-162367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-61381

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-09957

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-36733

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-48424

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63614

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-109348

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-119963

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129585

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146600

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162367

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	95-2095071
(State of Incorporation)	(I.R.S. Employer Identification No.)

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

(Address of principal executive offices)

Registrant’s telephone number including area code: (408) 721-5200

Stock Option Granted to Peter J. Sprague

National Semiconductor Corporation Restricted Stock Plan

Restricted Stock Agreement with Brian L. Halla

National Semiconductor Corporation Director Stock Option Plan

National Semiconductor Corporation Executive Officer Stock Option Plan

National Semiconductor Corporation Stock Option Plan

National Semiconductor Corporation 1997 Employees Stock Option Plan

National Semiconductor Corporation 1977 Employees Stock Option Plan

National Semiconductor Corporation 2003 Employees Stock Purchase Plan

National Semiconductor Corporation Deferred Compensation Plan

National Semiconductor Corporation Director Stock Plan

National Semiconductor Corporation 2007 Employees Equity Plan

National Semiconductor Corporation 2005 Executive Officer Equity Plan

National Semiconductor Corporation 2009 Incentive Award Plan

(Full Title of the Plan)

Ellen Barker

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

(Name, address and telephone number, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of National Semiconductor Corporation (the “Company”):

File No. 033-61381 registering 600,000* shares of common stock, $0.50 par value per share of the Company (the “Common Stock”) for issuance under the Stock Option granted to Peter J. Sprague.

File No. 333-09957 registering 4,400,000* shares of Common Stock for issuance under the National Semiconductor Corporation Restricted Stock Plan and Restricted Stock Agreement with Brian L. Halla.

File No. 333-36733 registering 2,000,000* shares of Common Stock for issuance under the National Semiconductor Corporation Director Stock Option Plan.

File No. 333-48424 registering 12,000,000* shares of Common Stock for issuance under the National Semiconductor Corporation Executive Officer Stock Option Plan.

File No. 333-63614 registering 218,709,858* shares of Common Stock for issuance under the National Semiconductor Corporation Stock Option Plan and National Semiconductor Corporation 1997 Employees Stock Option Plan. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which forms a part of this registration statement also relates to 158,709,858* shares under the Company’s Stock Option Plan and 1977 Employees Stock Option Plan that were previously registered under registration statements 2-92468, 33-189-13, 33-48941, 33-61377, 333-26625, 333-57029 and 333-77195 with respect thereto.

File No. 333-109348 registering 16,000,000* shares of Common Stock for issuance under the National Semiconductor Corporation 2003 Employees Stock Purchase Plan.

File No. 333-119963 registering $70,000,000 of deferred compensation obligations and 5,000,000 shares of Common Stock for issuance under the National Semiconductor Corporation Deferred Compensation Plan.

File No. 333-129585 registering 898,000 shares of Common Stock for issuance under the National Semiconductor Director Stock Plan. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which forms a part of this registration statement also relates to 398,000* shares under the Company’s Director Stock Plan that were previously registered under registration statement 33-54931.

File No. 333-146600 registering 20,000,000 shares of Common Stock for issuance under the National Semiconductor 2007 Employees Equity Plan and National Semiconductor 2005 Executive Officer Equity Plan. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which forms a part of this registration statement also relates to 3,000,000 shares under the Company’s 2005 Executive Officer Equity Plan that were previously registered under registration statement 333-122652.

File No. 333-162367 registering 16,000,000 shares of Common Stock for issuance under the National Semiconductor Corporation 2009 Incentive Award Plan.

On September 23, 2011, pursuant to an Agreement and Plan of Merger, dated as of April 4, 2011, by and among Texas Instruments Incorporated (“TI”), Orion Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of TI, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of TI.

As a result of the merger, the Company has terminated any offerings of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statements, if any.

*	All share numbers adjusted to reflect the two-for-one stock split paid in the form of a 100% stock dividend in May 2004.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 27, 2011.

NATIONAL SEMICONDUCTOR CORPORATION

By:	/s/ ELLEN BARKER
Ellen Barker
President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities indicated on September 27, 2011.

Signature	Title

/s/ ELLEN BARKER Ellen Barker	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ ALAN BOYD Alan Boyd	Vice President, Chief Financial Officer, Treasurer, Principal Accounting Officer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ JANICE HARISSIS Janice Harissis	Director